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                                                                      Exhibit 1

                  Schedule of transactions in the Common Stock
                            by the Reporting Persons
                           since November 29, 1996(1)

(i)  CTC

                                     Number of                        Price
                                      Shares                           Per
Date                                 Acquired                         Share
----                                ---------                         -----
1/27/97                               20,000                          $3.29

(ii)  Mr. Marcus(2)


                                     Number of
                                      Shares                          Price
                                     Acquired                          Per
Date                               (Disposed Of)                      Share
----                               -------------                      -----
1/27/97                                 3,000                         $3.29
2/7/97                                  2,000                         $3.98
7/15/97                               (23,700)                        $1.58
7/24/97                                16,000                         $1.65
8/5/97                                (10,000)                        $0.95
8/8/97                                (16,000)                        $1.02
8/14/97                               (10,000)                        $0.83


-----------------
(1) All transactions listed on this Exhibit 1 were made through brokers in open market transactions effected on the Vancouver Stock Exchange.

(2) Purchases and sales of these shares of Common Stock were made through brokerage accounts in the name and on behalf of the children of Mr. Marcus.
As a result of the final sale on August 14, 1997 reported hereunder, these brokerage accounts have been closed and Mr. Marcus' children no longer hold any shares of Common Stock. Mr. Marcus disclaims beneficial ownership prior to August 14, 1997 of any of the shares listed hereunder or otherwise traded through such brokerage accounts pursuant to Rule 13d-4 under the Act and, consequently, the filing of this schedule shall not be an admission that Mr. Marcus was at any time the beneficial owner thereof.

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